UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

2U, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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EXPLANATORY NOTE

The following supplemental information amends and supplements the definitive proxy statement on Schedule 14A of 2U, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 30, 2018 (the “Proxy Statement”) relating to the Company’s 2018 Annual Meeting of Stockholders to be held on Tuesday, June 26, 2018.  This supplemental information is being provided to update for certain changes in the composition of the Company’s Board of Directors (“Board”) and management team that occurred after the Proxy Statement was filed.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENTAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Information Regarding the Board of Directors and Management

On May 20, 2018 the Board appointed Mark J. Chernis as Chief Operating Officer of the Company, effective as of May 22, 2018. In connection with his appointment as Chief Operating Officer, Mr. Chernis resigned from the Board, and the Board reduced its size to 11 members.  Other than the appointment of Mr. Chernis as the Company’s Chief Operating Officer, his resignation from his prior employment at Pearson and his resignation from the Board, his biography included in the Proxy Statement remains accurate.

This supplemental information is being provided solely for informational purposes.  Other than the changes set forth above, there are no other changes to the Proxy Statement.